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                                  EXHIBIT 2.01

        Acquisition Agreement dated as of March 26, 1997 by and between Versant Object Technology Corporation and ISAR-Vermogensverwaltung
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                             ACQUISITION AGREEMENT


         THIS ACQUISITION AGREEMENT (this "Agreement") is entered into as of March 26, 1997 (the "Effective Date"), by and between Versant Object Technology Corporation, a California corporation ("Versant"), ISAR-Vermogensverwaltung GbR mbH, a German limited liability partnership within the meaning of the German Civil Code ("ISAR"), which is the sole shareholder of Versant Object Technology GmbH.

                                    RECITALS

         A. WHEREAS, Versant Object Technology GmbH, a German limited liability company (which is hereinafter referred to, collectively with its wholly owned French and British subsidiaries, as "Versant Europe") is the independent European distributor of Versant.

         B. WHEREAS, pursuant to that certain Joint Venture Agreement between Versant and ISAR, dated July 26, 1995 (the "Joint Venture Agreement"), Versant has the option to purchase Versant Europe.

         C. WHEREAS, the parties desire that Versant exercise its option under the Joint Venture Agreement and acquire 100% of the outstanding equity of Versant Europe from ISAR pursuant to the terms and conditions set forth herein.

         THEREFORE, the parties hereto agree as follows:

1.       ACQUISITION

         Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined in Section 5), (i) ISAR shall transfer the quotas in the total amount of 280,000 DM, being all the quotas of Versant Object Technology GmbH (the "Versant Europe Quotas") to Versant, (ii) Versant shall pay an aggregate of US $2,000,000.25 in cash to ISAR, (iii) pursuant to the escrow provisions of Section 6.3, Versant shall withhold the escrow amount that would otherwise be paid to ISAR and (iv) Versant shall issue an aggregate of 167,545 shares of Versant Common Stock, no par value (the "Versant Shares") to ISAR. These transactions, together with the transactions contemplated by the Quota Transfer Agreement dated of even date herewith and attached hereto as Exhibit A between Versant and ISAR (the "Quota Transfer Agreement"), pursuant to which the Versant Europe Quotas are assigned to Versant, are hereinafter referred to as the "Acquisition."

2.       BUSINESS REPRESENTATIONS AND WARRANTIES OF ISAR TO VERSANT

         ISAR hereby represents and warrants to Versant that:

         2.1 Title. ISAR owns and holds good and valid title to the Versant Europe Quotas, free and clear of any liens, security interests, restrictions, options or encumbrances. The Versant Europe Quotas are being transferred to Versant in compliance with all applicable German national and state securities laws. Neither ISAR nor any of its partners has any ownership
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interest in Versant Europe other than the Versant Europe Quotas.  Effective upon the Closing, Versant will own 100% of the equity of Versant Europe.

         2.2     Organization and Good Standing.

                 2.2.1 Versant Object Technology GmbH is a limited liability company duly incorporated under the laws of Germany, is validly existing under the laws of Germany and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.
Versant Object Technology GmbH has qualified to do business in any jurisdiction where required to do so, except where the failure to qualify will not have a material adverse impact on the business of Versant Europe. Versant Object Technology GmbH does not own any property or have any employees in any country other than Germany, France and the United Kingdom.

                 2.2.2 Versant Object Technology SARL is a company duly incorporated under the laws of the Republic of France, is validly existing under the laws of the Republic of France and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Versant Object Technology SARL has qualified to do business in any jurisdiction where required to do so, except where the failure to qualify will not have a material adverse impact on the business of Versant Europe. Versant Object Technology SARL does not own any property or have any employees in any country other than France.

                 2.2.3 Versant Object Technology Limited is a company duly incorporated under the laws of the United Kingdom, is validly existing under the laws of the United Kingdom and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Versant Object Technology Limited has qualified to do business in any jurisdiction where required to do so, except where the failure to qualify will not have a material adverse impact on the business of Versant Europe. Versant Object Technology Limited does not own any property or have any employees in any country other than the United Kingdom.

         2.3     Power, Authorization and Validity.

                 2.3.1 ISAR has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which ISAR is a party that are to be executed prior to or simultaneously with executing this Agreement including the Quota Transfer Agreement. ISAR has obtained all necessary consents to enter into and perform their obligations under this Agreement and the Quota Transfer Agreement, and ISAR has consolidated all voting authorizations and consents required to enable ISAR to enter into this Agreement and the Quota Transfer Agreement, including, if applicable, pursuant to Paragraph 1365 BGB.

                 2.3.2 No filing, authorization or approval with or from any German, French, British or other European governmental authorities is necessary to enable ISAR to enter into, and to perform its obligations under, this Agreement and the Quota Transfer Agreement.

                 2.3.3 This Agreement and the Quota Transfer Agreement are, or when executed by ISAR and notarized under German law will be, valid and binding obligations of ISAR





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enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

         2.4     Capitalization.

                 2.4.1 As of the date hereof, the authorized share capital of Versant Object Technology GmbH is as follows: quotas in the total amount of 280,000 DM, fully subscribed by ISAR. The Versant Europe Quotas have been duly authorized and are validly issued, are fully paid and nonassessable, are not subject to any right of rescission and have been offered, issued, sold and delivered by Versant Europe in compliance with all registration or qualification requirements (or applicable exemptions therefrom), under securities laws of Germany or other applicable jurisdictions. The Versant Europe Quotas are fully paid up and have not been repaid. There are no options, warrants, conversion privileges or preemptive or other rights or agreements outstanding entitling any third party to purchase or otherwise acquire any Versant Europe Quotas or interest therein whether currently existing or not, and there is no liability for dividends accrued or declared but unpaid. To the extent that any liability exists (or will exist) for dividends accrued in the current or previous fiscal years, ISAR hereby assigns such dividends to Versant. There are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable securities laws) applicable to the Versant Europe Quotas.

                 2.4.2 As of the date hereof, the authorized share capital of Versant Object Technology SARL is as follows: 50,000 French Francs (of which 50,000 French Francs are outstanding as of the date hereof, all of which are held by Versant Object Technology GmbH, free and clear of any liens, security interests, restrictions, options or encumbrances), which has been duly authorized and is validly issued, is fully paid and nonassessable, is not subject to any right of rescission and has been offered, issued, sold and delivered by Versant Object Technology SARL in compliance with all registration or qualification requirements (or applicable exemptions therefrom), under securities laws of the Republic of France or other applicable jurisdictions. There are no options, warrants, conversion privileges or preemptive or other rights or agreements outstanding entitling any third party to purchase or otherwise acquire any security of Versant Object Technology SARL whether currently existing or not, and there is no liability for dividends accrued or declared but unpaid. There are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable securities laws) applicable to the outstanding securities of Versant Object Technology SARL.

                 2.4.3 As of the date hereof, the authorized share capital of Versant Object Technology Limited is as follows: L.1,000 (of which L.1 is outstanding as of the date hereof, all of which are held by Versant Object Technology GmbH, free and clear of any liens, security interests, restrictions, options or encumbrances), which has been duly authorized and is validly issued, is fully paid and nonassessable, is not subject to any right of rescission and has been offered, issued, sold and delivered by Versant Object Technology Limited in compliance with all registration or qualification requirements (or applicable exemptions therefrom), under securities laws of the United Kingdom or other applicable jurisdictions. There are no options, warrants, conversion privileges or preemptive or other rights or agreements outstanding entitling any third party to purchase or otherwise acquire any security of Versant Object Technology Limited whether currently existing or not, and there is no liability for dividends accrued or declared but





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unpaid.  There are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable securities laws) applicable to the outstanding securities of Versant Object Technology Limited.

         2.5 Subsidiaries. Versant Object Technology GmbH does not have any subsidiaries or any equity interest, direct or indirect, in any corporation, partnership, joint venture or other business entity, except for Versant Object Technology SARL and Versant Object Technology Limited.

         2.6 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor the Quota Transfer Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (a) any provision of the Articles of Association or any shareholder resolution, or the Bylaws of the Advisory Board, of Versant Europe, as currently in effect; (b) any instrument or contract to which Versant Europe, ISAR or any of its partners are parties or by which Versant Europe, ISAR or any of its partners are bound; or (c) any German, French or British national, State or local judgment, writ, decree, order, statute, rule or regulation applicable to Versant Europe or its assets or properties.

         2.7 Litigation. There is no action, proceeding, claim or investigation pending against Versant Europe or ISAR, to the extent it relates to Versant Europe, by or before any court or administrative agency; no such action, proceeding, claim or investigation has been threatened; and no event or circumstance exists which is likely to give rise to any such action.

         2.8 Versant Europe Financial Statements. Versant Europe has delivered to Versant the Management accounts for the years ended December 31, 1996 and 1995, all of which have been reviewed by Arthur Andersen, Versant Europe's accountants, and attached hereto as Schedule 2.8A (the "Audited Financial Statements") and Versant Europe's draft Management Accounts for the period ended February 28, 1997 and its internally prepared, unaudited combined balance sheet as of February 28, 1997 (the "Balance Sheet Date"), attached hereto as Schedule 2.8B and collectively with the Audited Financial Statements referred to hereinafter as the "Financial Statements." The Financial
Statements: (a) are in accordance with the books and records of Versant Europe;
(b) fairly present the financial condition of Versant Europe at the respective dates therein indicated and the results of operations for the respective periods therein specified; and (c) in the case of the Audited Financial Statements only, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. Versant Europe has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected, reserved against or disclosed in the Financial Statements, except for those obligations that have been incurred after the Balance Sheet Date either in the ordinary course of its business, consistent with past practice, or that are not material (i.e., exceed 10,000 DM), individually or in the aggregate. Versant Europe has not entered into any transaction with Deutsche Telekom that would impair or affect the value of the license that Versant Europe purchased from Versant for resale to Deutsche Telekom, which license is listed as an asset on the Financial Statements, and Versant Europe and ISAR are not aware of any facts or circumstances that would impair the value of such asset or would require a reserve to be taken against such asset.





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         2.9     Books and Records.  The books, records and accounts of Versant
Europe: (a) are in all material respects true and correct; (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Versant Europe; and (c) have been maintained in accordance with good business practices on a consistent basis with prior years.

         2.10 Taxes and Social Security Contributions. Versant Europe has filed all tax, social security and other information returns required to be filed, has paid all taxes and social security contributions required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes and social security contributions payable in respect of all periods ending on or prior to the Balance Sheet Date, has made all necessary estimated tax payments and social security contributions to the extent payment is due and has no liability for taxes or social security contributions in excess of the amount so paid or accruals or reserves so established in the Financial Statements, except with respect to transactions occurring after the Balance Sheet Date. True and complete copies of all such tax, social security and other information returns requested by Versant have been provided by Versant Europe to Versant. No tax returns of Versant Europe have ever been audited by the German Federal Finance Authority or any other taxing agency or authority. For the purposes of this Section, the terms "tax" and "taxes" include without limitation all corporation tax, income tax, capital gains tax, inheritance tax, value added tax, trade tax, wealth tax (Vermogenssteuer) customs duty, excise duty, insurance, pay as you earn and stamp duty, franchise, property, sales, use, consumption, employment, license, payroll, occupation, recording, and any other tax, duty, levy or impost imposed by any statutory, governmental or municipal authority whatsoever in Europe (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, any tax arising from hidden distributions of profits, interest and penalties or additions to tax and interest on such penalties and additions to tax. Versant Europe will not incur any tax or other charge imposed by the German or other taxing authorities as a result of the Acquisition.

         2.11 Title to Properties. Versant Europe has good and marketable title to the current assets and fixed assets as shown on the balance sheet as of the Balance Sheet Date included in the Financial Statements, free and clear of all material liens, charges or encumbrances (other than for taxes not yet due and payable). The machinery and equipment included in such properties are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Versant Europe is a party are in good standing in all material respects and afford Versant Europe peaceful and undisturbed possession of the subject matter of the lease in all material respects during the term of the lease. There is no violation or notice of violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law, bylaw or regulation applicable to the operation of owned or leased properties, the violation of which could reasonably have a material adverse effect on Versant Europe's business.

         2.12 Absence of Certain Changes. Since the Balance Sheet Date, except as contemplated by this transaction, Versant Europe has carried on its business in the ordinary course substantially in accordance with the procedures and practices in effect prior to the Balance Sheet Date, and since the Balance Sheet Date there has not been with respect to Versant Europe:

                 (a) any change in the financial condition, properties, assets, liabilities or operations of Versant Europe which change by itself or in conjunction with all other such





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changes, whether or not arising in the ordinary course of business, has had or can reasonably be expected to have a material adverse effect on Versant Europe;

                 (b) any purchase or sale or other disposition, any capital expenditure or commitment therefor or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of Versant Europe other than in the ordinary course of business or in amounts less than 10,000 DM;

                 (c) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the shares of Versant Europe, any split, combination or recapitalization of the capital stock of Versant Europe or any direct or indirect redemption, purchase or other acquisition of the share of Versant Europe, or any repayment of loans made to Versant Europe by ISAR;

                 (d) any material change with respect to the management, supervisory, development or other key personnel of Versant Europe;

                 (e) any material labor dispute or claim of material unfair labor practices, any change in the compensation payable or to become payable to any of Versant Europe's officers or employees or any bonus payment or arrangement made to or with any of such officers or employees; or

                 (f) any obligation or liability incurred by Versant Europe to any of its officers, directors or ISAR or any of its partners or any loans or advances made to or from any of its officers, directors or ISAR or any of its partners, except normal compensation and expense allowances payable to officers consistent with past practices, or except as set forth on Schedule 2.16.

         2.13    Agreements and Commitments.

                 2.13.1 Except as set forth on Schedule 2.13.1 hereto, Versant Europe is not a party or subject to any oral or written agreement, obligation or commitment, including, without limitation, any license agreement, employment agreement, joint venture agreement or arrangement or any other agreement that involves a sharing of profits with other persons, loan or other indebtedness, contract containing covenants purporting to limit Versant Europe's freedom to compete in any line of business in any geographic area or agreement regarding the purchase or sale of securities. Versant Europe has no obligations to deliver shares of Versant to any employee or third party, whether upon the exercise of options or otherwise.

                 2.13.2 All the agreements set forth on Schedule 2.13.1 are valid and in full force and effect in all material respects and a true and complete copy of each has been delivered to Versant. Neither Versant Europe nor any other party is in breach or default in any material respect under the terms of any of these agreements. Versant Europe has no material liability for renegotiation of government contracts or subcontracts, if any.

         2.14 Intellectual Property. Versant Europe owns or has the right to use all trademarks, service marks, trade names, copyrights, trade secrets, patents, proprietary rights or other





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intellectual property (collectively, "Intellectual Property") necessary for or used in the conduct of its business. The business of Versant Europe as presently conducted and as planned to be conducted does not cause Versant Europe to infringe or violate any Intellectual Property of any other person. Versant Europe has not received any claim or notice of infringement or potential infringement of the Intellectual Property of any other person. Versant Europe is not using any confidential information or trade secrets of any former employer of any past or present employees.

         2.15 Compliance with Laws. Versant Europe has complied, or is in full compliance, in all material respects, with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to Versant Europe or to the assets, properties and business of Versant Europe, including, without limitation: (a) all German and other applicable laws and regulations; (b) any import/export laws and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data; and (c) any immigration control laws. Versant Europe has received all permits and approvals from, and have made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business.

         2.16 Certain Transactions and Agreements. None of the officers or directors of Versant Europe, nor any spouse or minor child of any officer or director, nor ISAR or any of its partners, has or had a direct or indirect interest (including without limitation participation in a company) in any contract or informal arrangement with Versant Europe involving 10,000 DM or more in value, except for compensation for services as an officer, director or employee of Versant Europe as described in Schedule 2.17.6, or except as set forth on Schedule 2.16.

         2.17    Employees.

                 2.17.1 Versant Europe has no employment contract or material consulting agreement currently in effect that is not terminable on notice (other than agreements with the sole purpose of providing for the confidentiality of proprietary information, assignment of inventions or containing only non-competition obligations), subject to compliance with German, French or British employment laws, or that provides an acceleration of benefits due to the Acquisition, or whose lawful termination would result in any payment to the terminated employee greater than the minimum amounts required by German, French or British law upon termination of an employee, except to the extent disclosed in employment agreements provided to Versant prior to the date of execution of this Agreement. All officers, employees and consultants of Versant Europe have executed and delivered to Versant Europe an agreement regarding the protection of proprietary information and the assignment of inventions to Versant Europe; copies of the forms of all such agreements have been delivered or made available to Versant.

                 2.17.2 Versant Europe has never been and is not now subject to a union organizing effort, and Versant Europe's labor relations with its employees are good. Versant Europe and ISAR have no knowledge of any facts indicating that the consummation of the transactions contemplated hereby may have a material adverse effect on such labor relations, and have no knowledge that any of Versant's key employees intend to leave their employ.





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                 2.17.3   Schedule 2.17.3 contains a list of all employment
agreements or pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock options, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by Versant Europe (collectively, the "Employee Plans"). Each of the Employee Plans, and their administration, is, in all material respects, in compliance with all applicable national, municipal, local and other governmental laws and ordinances, orders, rules and regulations and Versant Europe is in full compliance with the terms of all of the Employee Plans.

                 2.17.4 All contributions due have been made and all accruals have been included in the Financial Statements with respect to any pension or profit sharing plan maintained by Versant Europe except those contributions accruing after the Balance Sheet Date in the ordinary course.

                 2.17.5 No employee of Versant Europe is in violation of (a) any material term of any employment contract, patent disclosure agreement or non-competition agreement or (b) any material term of any other contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed by Versant Europe or to use trade secrets or proprietary information of others. The mere fact of employment of any employee of Versant Europe does not subject Versant Europe to any liability to any third party.

                 2.17.6 A list of all ongoing employees, officers and consultants of Versant Europe and their current compensation (salary and bonuses) is set forth in Schedule 2.17.6. and which are fully detailed in the Employment Agreements, which have been provided by Versant Europe to Versant prior to the date of execution of this Agreement.

         2.18 Corporate Documents. Versant Europe and ISAR have made available to Versant for examination all documents and information listed in the Schedules called for by this Agreement and all documents and information requested by Versant.

         2.19 No Brokers. Neither Versant Europe nor ISAR are obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

         2.20 Disclosure. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents delivered by, or to be delivered by, Versant Europe or ISAR to Versant under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

3.       INVESTMENT REPRESENTATIONS AND WARRANTIES AND CERTAIN AGREEMENTS OF
         ISAR

         ISAR hereby represents and warrants to, and agrees with, Versant that:





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         3.1     Acquisition for Own Account.  The Versant Shares to be
acquired by ISAR hereunder will be acquired for investment for ISAR's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and ISAR has no present intention of selling, granting any participation in, or otherwise distributing the same. ISAR also represents that ISAR has not been formed for the specific purpose of acquiring Versant Shares.

         3.2 Disclosure of Information. ISAR has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Versant Shares to be acquired by ISAR under this Agreement. ISAR further has had an opportunity to ask questions and receive answers from Versant regarding the terms and conditions of the offering of the Versant Shares and to obtain additional information (to the extent Versant possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to ISAR or to which ISAR had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by Versant in
Section 4.

         3.3 Investment Experience. ISAR understands that the acquisition of the Versant Shares involves substantial risk. ISAR: (i) has experience as an investor in securities of companies similar to Versant and acknowledges that ISAR is able to fend for itself, can bear the economic risk of ISAR's investment in the Versant Shares and has such knowledge and experience in financial or business matters that ISAR is capable of evaluating the merits and risks of this investment in the Versant Shares and protecting its own interests in connection with this investment and/or (ii) has a preexisting personal or business relationship with Versant and certain of its officers, directors or controlling persons of a nature and duration that enables ISAR to be aware of the character, business acumen and financial circumstances of such persons.

         3.4 Accredited Investor Status. ISAR is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

         3.5 Restricted Securities. ISAR understands that the Versant Shares are characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired from Versant in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, ISAR represents that ISAR is familiar with Rule 144 of the U.S. Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. ISAR understands that the Company is under no obligation to register any of the securities sold hereunder, except as provided in Section 7.6 of the Joint Venture Agreement, which shall survive the Closing.

         3.6 Further Limitations on Disposition. Without in any way limiting the representations set forth above, ISAR further agrees not to make any disposition of all or any portion of the Versant Shares unless and until:

                 (a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or





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                 (b)      (i)     ISAR shall have notified Versant of the
proposed disposition and shall have furnished Versant with a statement of the circumstances surrounding the proposed disposition, and (ii) ISAR shall have furnished Versant, at the expense of ISAR or its transferee, with an opinion of counsel, reasonably satisfactory to Versant, that such disposition will not require registration of such securities under the Securities Act.

         Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be required: (i) for any transfer of any Versant Shares in compliance with SEC Rule 144 or Rule 144A; or (ii) for any transfer of any Versant Shares by a Partner that is a partnership or a corporation to (A) a partner of such partnership or a shareholder of such corporation, (B) a retired partner of such partnership who retires after the date hereof, (C) the estate of any such partner or shareholder, or (iii) for the transfer by gift, will or intestate succession by any Partner to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that in each of the foregoing cases the transferee agrees in writing to be subject to the terms of this Section 3 (other than Section 3.4) to the same extent as if the transferee were an original Partner hereunder.

         3.7 Market Stand-Off. ISAR hereby agrees not to sell, transfer or otherwise modify its economic interest in the Versant Shares for a period of one year from the Effective Date. ISAR further agrees to the imposition of stop transfer instructions with respect to the Versant Shares acquired by ISAR until the end of such period.

         3.8 Legends. It is understood that the certificates evidencing the Versant Shares will bear the legends set forth below:

                 (a) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                 (b) THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN MARKET STANDOFF AND OTHER TRANSFER RESTRICTIONS PURSUANT TO AN AGREEMENT EXECUTED BY THE HOLDER OF THESE SECURITIES, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER. THE HOLDER OF THESE SECURITIES HAS

                 CONSENTED TO THE ENTRY OF STOP TRANSFER INSTRUCTIONS WITH THE ISSUER'S TRANSFER AGENT AGAINST THE TRANSFER OF THESE SECURITIES TO ENFORCE THE PROVISIONS OF SUCH AGREEMENT.

The legend set forth above shall be removed by Versant from any certificate evidencing Versant Shares upon delivery to Versant of an opinion by counsel, reasonably satisfactory to Versant, that a registration statement under the Securities Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Versant issued the Versant Shares.

4.       REPRESENTATIONS AND WARRANTIES OF VERSANT TO ISAR

         Versant hereby represents and warrants to ISAR that:

         4.1     Power, Authorization and Validity.

                 4.1.1 Versant has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Versant is a party that are required to be executed prior to or simultaneously with executing this Agreement including the Quota Transfer Agreement. Versant has obtained all necessary consents to enter into and perform its obligations under this Agreement and the Quota Transfer Agreement.

                 4.1.2 No filing, authorization or approval, with or from United States governmental authorities, is necessary to enable Versant to enter into, and to perform its obligations under, this Agreement and the Quota Transfer Agreement.

                 4.1.3 This Agreement and the Quota Transfer Agreement are, or when executed by Versant will be, valid and binding obligations of Versant enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

         4.2 Valid Issuance of Versant Common Stock. The Versant Shares when issued and delivered in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable and, subject to the representations of ISAR set forth in Section 3, will be issued to ISAR in compliance with all applicable registration or qualification requirements or applicable exemptions therefrom under the federal and California securities laws of the United States.

         4.3 Capitalization. The authorized capital stock of Versant consists of 30,000,000 shares of Versant Common Stock, no par value, of which 8,793,200 shares were issued and outstanding as of February 28, 1997 and 3,000,000 shares of Versant Preferred Stock, no par value, of which there were no shares issued and outstanding as of February 28, 1997.

         4.4 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor the Quota Transfer Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (a) any provision of the Articles of Incorporation or Bylaws of Versant, as currently in effect; (b) any instrument or contract to which Versant is a party or by which Versant is bound; or (c) any United States national, State or local judgment, writ, decree, order, statute, rule or regulation applicable to Versant or its assets or properties.

         4.5 Disclosure of Information. Versant has received or has had full access to all the information it considers necessary or appropriate to make an informed decision with respect to the Acquisition. Versant further has had an opportunity to ask questions and receive answers from Versant Europe and ISAR regarding the terms and conditions of the Acquisition and to obtain additional information (to the extent Versant Europe or ISAR possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Versant or to which Versant had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by ISAR in Sections 2 and 3.

5.       CLOSING MATTERS

         5.1 Pre-Closing Conditions. Effective on the Closing, the loan made by ISAR to Versant Europe in the approximate amount of $1,800,200, which is listed on the Financial Statements as "Shareholder Loan," is hereby forgiven and is considered a contribution to the capital of Versant Europe.

         5.2 The Closing. The closing of the Acquisition (the "Closing") will take place at the offices of Dr. Bohrer, Brienner Strasse 25, 80333, Munchen, Germany, on the Effective Date.

         5.3     Deliveries at Closing.

                 5.3.1 At the Closing, Versant and ISAR will execute the Quota Transfer Agreement in the form attached hereto as Exhibit A, and the Versant Europe Quotas shall be transferred to Versant from ISAR by a notarial deed, pursuant to the Quota Transfer Agreement.

                 5.3.2 Upon execution by ISAR and Versant of the Quota Transfer Agreement as provided in Section 5.3.1, Versant will direct Chase Mellon Shareholder Services, L.L.C. to issue to ISAR two share certificates registered in the name of ISAR for the Versant Shares. One share certificate, in the amount of 150,790 shares of Common Stock will be delivered to ISAR, and the second share certificate, in the amount of 16,755 shares of Common Stock, will be delivered to Silicon Valley Bank's office at 1731 Embarcadero Road, Palo Alto, California 94303 ("SVB"). The latter certificate shall be held by SVB pursuant to the terms of Article 5.5 of this Agreement.

                 5.3.3 Upon execution by ISAR and Versant of the Quota Transfer Agreement as provided in Section 5.3.1, Versant will pay ISAR the cash amount due to ISAR under this Agreement, which does not include cash deposited with SVB pursuant to the escrow provisions set forth in Articles 5.5 and 6.3 of this Agreement.

         5.4 Payment of Notarial Costs. Versant and ISAR shall each pay one-half of all notarial costs incurred by reason of the Acquisition.

         5.5 Escrow Account Arrangement. Prior to the execution of the Escrow arrangement contemplated in Article 6.3 of this Agreement, an interest bearing account with SVB will be opened in the names of Versant and ISAR. After this account has been opened and immediately after the execution of both this Agreement and of the Quota Transfer Agreement, Versant shall deposit the escrow portion of the cash payment as set out in Article 6.3 of this Agreement into such account. SVB shall be instructed that both parties to the Agreement must consent in writing to any withdrawals. Further, SVB shall also open a safe deposit box in the names of Versant and of ISAR. Versant shall deposit the share certificate of Versant Object Technology Common Stock designated as the escrow amount into such safe deposit box. SVB shall be instructed that both Versant and ISAR must consent in writing to removal of such Certificate. Versant further agrees to do all acts, which are consistent with this Agreement, to provide ISAR with all stockholder rights ISAR is entitled to as a result of being granted the shares, designated as escrow shares, set out in this Agreement. ISAR and Versant agree that at such time that the escrow arrangement contemplated in Article 6.3 of this agreement is in effect, ISAR and Versant shall transfer the funds held by SVB set out herein, and the stock certificate held by SVB to such escrow account.

6.       SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         6.1 Survival of Representations. Unless otherwise specified herein, all representations and warranties of Versant and ISAR contained in this Agreement will survive the Closing and remain operative and in full force and effect until December 31, 1998, regardless of any investigation made by or on behalf of the parties to this Agreement.

         6.2 Agreement to Indemnify. ISAR will indemnify and hold harmless Versant and each of its officers, directors, agents and employees, and each person, if any, who controls or may control Versant within the meaning of the Securities Act from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (hereinafter "Damages") arising out of (a) any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by ISAR in this Agreement or any certificate, document or instrument delivered by or on behalf of ISAR pursuant this Agreement or the Quota Transfer Agreement; and (b) any breach of the provisions set forth in Section 7.3.2 of the Joint Venture Agreement. In the event Versant has a claim for Damages under this Section 6.2, Versant will notify ISAR of such claim in writing. In no event shall ISAR's liability for Damages exceed $500,000, except with respect to: (a) fraud; (b) the representations and warranties contained in Section 2.4; and (c) the representations and warranties contained in Section 2.7.

         6.3. Escrow. At the Closing, Versant will withhold cash in the amount of $200,000 and 16,755 shares of the Versant Shares, which together represent 10% of the aggregate purchase price payable for the Versant Europe Quotas in accordance with Section 1, to be held as security for ISAR's indemnification obligations under Section 6.2 until December 31, 1997., On December 31, 1997, any amounts or shares held in escrow that are not subject to a claim for indemnification under Section 6.2 will be paid or delivered to ISAR. Any amounts or shares withheld pending resolution of a claim under
Section 6.2 will either be paid or delivered to ISAR or Versant, dependent on and upon resolution either between both parties or based upon arbitration as defined in Section 7.1.2. The cash withheld pursuant to this Section 6.3 shall be held in an interest-bearing account. On or before April 30, 1997, Versant and ISAR agree to execute an additional agreement creating an escrow arrangement consistent with the terms of this

Agreement, with an independent escrow agent in California (which may be a continuation of the arrangement with SVB). Versant and ISAR agree that the provisions of Article 5.5 of this Agreement will govern the amounts to be held by such escrow agent during the period between execution of this Agreement and execution of the future Escrow Agreement contemplated in this Article.

7.       MISCELLANEOUS

         7.1     Governing Law; Arbitration.

                 7.1.1 The laws of California will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. ISAR hereby agrees to submit to the jurisdiction of the relevant state and/or federal court in San Francisco, California for all proceedings which may arise from time to time from this Agreement, subject to the arbitration provisions of Section 7.1.2.

                 7.1.2 In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or to the breach or termination hereof (a "Dispute"), the parties agree to resolve the same as follows

                          (a)     The parties to the Dispute shall initially
attempt to resolve it through consultations and negotiations.

                          (b)     If the Dispute has not been resolved amicably
within thirty (30) days after any party provides notice thereof, unless the parties agree otherwise, the Dispute shall be resolved by final and binding arbitration in Zurich, Switzerland, in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law ("UNCITRAL"), as in effect on the date of this Agreement. The language to be used in the arbitration proceeding shall be English. The International Chamber of Commerce shall serve as the appointing authority. The arbitrators shall render a written award stating the reasons for the decision . An arbitration award or decision may be entered by any court of competent jurisdiction, or application may be made to such a court for judicial acceptance of the award or decision and any appropriate order, including enforcement.

                          (c)     Each of the parties hereto consents to the
submission of any Dispute for Settlement by final and binding arbitration in accordance with paragraph (b) above. Such consent shall satisfy the requirements for an "agreement in writing" pursuant to Article II of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitration Awards, done at New York on June 10, 1958.

                          (d)     Each of the parties hereby undertakes to
carry out without delay the provisions of any arbitration award or decision.

         7.2 Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         7.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to the other persons or circumstances will remain in full force and effect. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

         7.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.

         7.5 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Versant and ISAR.

         7.6 No Waiver. The failure of a party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

         7.7 Expenses. Each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions contemplated hereby.

         7.8 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, and shall be deemed given (a) upon personal delivery, or (b) upon the sender's receipt of electronic confirmation of transmission, if sent by telex or facsimile, or (c) upon 2 business days after delivery to a recognized courier, fees prepaid, addressed as follows:

                 (i)      IF TO VERSANT:
                          Versant Object Technology Corporation
                          1380 Willow Road
                          Menlo Park, CA 94025
                          Attn: Rick Kadet
                          Facsimile number: (415) 325-2380

                          WITH A COPY TO:
                          Dan Brush, Esq.
                          Corporate General Counsel

                 (ii)     IF TO ISAR:
                          Isar-Vermogensverwaltung GbR mbH
                          c/o Buro Klaus Luft
                          Gut Keferloh 1B
                          D-85630 Grasbrunn/Munich, Germany
                          Attention: Managing Partner
                          Facsimile number: (49-89) 464483

or to such other address as a party may have furnished to the other parties by written notice given in accordance with this Section 7.8.

         7.9 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

         7.10 Public Announcement. Versant will issue a press release announcing the Acquisition. Versant may issue such press releases, and make such other disclosures regarding the Acquisition, as it determines are required under applicable U.S. securities laws or NASD rules.

         7.11 Confidentiality. Versant and ISAR agree to hold in confidence, and not to use except as authorized herein, all Confidential Information (as defined below) of any others, and to use at least the same degree of care that it uses to protect its own Confidential Information of like importance, but in no event less than reasonable care, to prevent the unauthorized disclosure or use of any other party's Confidential Information. "Confidential Information" shall mean any information designated in writing by the disclosing party to be "confidential" or "proprietary," including, without limitation, the confidential terms of the Joint Venture Agreement as defined therein and all information and documents received in connection with the transactions contemplated by the Joint Venture Agreement, but shall not include: (a) information that is or becomes generally available to the public other than as a result of a disclosure by any person in breach of this Agreement; (b) information already in a party's possession without restriction on disclosure; (c) information that comes into a party's possession from a third party without restriction on disclosure, other than through a breach of an agreement with the original disclosing party; or (d) information the disclosure of which is compelled by force of law, including without limitation Versant's obligations to the Securities and Exchange Commission.

         7.12 English Language. If any versions of this Agreement, the Quota Transfer Agreement or any exhibits attached hereto or thereto or notices issued pursuant hereto or thereto are prepared in languages other than English, the English-language version controls when interpreting and construing such document.

         7.13 Entire Agreement. This Agreement and the Schedules and Exhibits hereto, together with the surviving provisions of the Joint Venture Agreement, which are set forth in Section 9.9 of the Joint Venture Agreement, as well as Section 7.3.2 and Section 7.6 of the Joint Venture Agreement, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

         7.14 Termination of Joint Venture Agreement. Effective upon the Closing, the parties hereby agree that the Joint Venture Agreement shall terminate; provided, however, that certain surviving provisions of the Joint Venture Agreement, which are referred to in this Agreement, shall continue and remain in full force and effect upon termination of the Joint Venture Agreement.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ISAR-VERMOGENSVERWALTUNG GBR MBH

By:______________________________________________

Title:___________________________________________



VERSANT OBJECT TECHNOLOGY CORPORATION

By:______________________________________________

Title:___________________________________________

Pursuant to the instruction to this Form 8-K, the following is a list of all omitted schedules to the above-referenced agreement. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.



SCHEDULES



Exhibit A        Transfer of Shareholdings
2.8A             Audited Management Accounts
2.8B             Unaudited Management Accounts
2.13.1           Agreements
2.16             Certain Transactions
2.17.3           List of Employee Plans
2.17.6           List of Employees and Salaries